UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2008

AUSSIE SOLES GROUP, INC.
(Exact name of registrant as specified in its charter)

         Nevada                                 333-139773                          42-1767721

(State or other jurisdiction Incorporated)  (Commission File No.)    (I.R.S Employer Identification No.)

64-35 Yellowstone Boulevard (Suite1F) Forest Hills, New York             11375

       (Address of principal executive offices)                                  (Zip Code)

Registrant's telephone number, including area code: 250-448-7655

9/F, 600 Lexington Avenue, New York, New York 10022

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance.

Item 5.02. Departure of Directors and Officers; Election of Directors and Officers

Craig Taplin, as sole director, subsequent to the resignation of Albert Au and Jeanne Mok appointed Mark Goldberg and Joel Pensley to fill vacancies in the board of directors effective September 11, 2008. Also effective September 11, 2008, Craig Taplin was elected Chairman of the Board of Directors, Treasurer and Chief Executive Officer; Mark Goldberg was elected President; and Joel Pensley was elected Secretary.

Joel Pensley received his A. B. Degree from Princeton University in 1962 and his J. D. Degree from Columbia Law School in 1966. He has been in private practice primarily representing smaller public companies in since 1970. He served as an Assistant Professor at New York Law School from 1971 to 1974 and at Nassau Community College 1978 to 1986. From 2005 to 2006, Mr. Pensley was general counsel and corporate secretary to Coda Octopus, (OTCBB:CDOC). He has been general and special securities counsel to Proteonomix, Inc. (Other OTC: PROT) (formerly National Stem Cell Holding, Inc.). Since November 2007, he serves as general counsel to Hipso International, Inc. (OTCBB: HPSO).

Mark Goldberg has since January 2008 served as a consultant to Blue Earth Solutions (OTCBB: BESN) a recycler of expanded polystyrene. In that capacity, he has assisted in formulating its investor relations campaign. He also served as President of an international provider of domestic horse racing signal to foreign markets. From 2000 to 2003, he was a consultant to Sibling Entertainment a producer of Broadway shows. He received his BS in Marketing from C.W. Post Long Island University (Brookville, New York) and his AAS in Marketing from Nassau Community College (Garden City, New York).

Section 8 - Other Events

Item 8.01 - Other Events

Effective September l2, 2008, the Company relocated its corporate office to 64-35 Yellowstone Boulevard, (Suite 1F), Forest Hills, New York 11375.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUSSIE SOLES GROUP, INC.

Date:  September 18, 2008

By: /s/ Joel Pensley

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Joel Pensley

Secretary